Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

September 15, 2014

MICHELLE GALANTER APPLEBAUM JOINS NORTHWEST PIPE COMPANY’S BOARD OF DIRECTORS

VANCOUVER, Washington – Northwest Pipe Company (NASDAQ: NWPX), an industry leader of engineered welded steel pipe products today announced that Michelle Galanter Applebaum, a well-known retired equity analyst and former Salomon Brothers/Citigroup Managing Director has been elected to Northwest Pipe Company’s board of directors.

Applebaum has over 30 years of experience in capital markets. She joined Salomon Brothers in 1981 and became #1 ranked in steel equity analysis in 1988 and promoted to Managing Director in 1994. Over the years, her analytical work won many accolades and awards. While at Salomon, Michelle was part of a team that built and ran the firm’s steel investment bank, which was a top advisor to the sector for nearly a decade. After leaving the firm in 2003, Ms. Applebaum built one of the first and most successful “independent” equity research advisory boutiques. Michelle recently retired and is currently teaching finance part-time at Lake Forest College in Chicago.

“Michelle’s background and industry knowledge will be a significant asset as we continue to position Northwest Pipe Company for future success.” said Scott Montross, Northwest Pipe’s CEO. “We are excited to have her as part of the Northwest Pipe Company team.”

“I am delighted to join Northwest Pipe’s board of directors at a time when the company is increasingly focused on growth,” said Applebaum.

Applebaum graduated from Northwestern University with a BA in Economics, and earned an MBA in Accounting/Finance from Northwestern’s J.L Kellogg Graduate School of Management. Michelle is often quoted in publications such as Dow Jones, NY Times and Bloomberg.

About Northwest Pipe Company

Northwest Pipe Company is a leading manufacturer of welded steel pipe and tube products. The Water Transmission Group is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Group is positioned to meet North America’s growing needs for water and wastewater infrastructure. The Water Transmission Group serves a wide-range of markets and their solution-based products are a perfect fit for applications including: water transmission, plant piping, energy, tunnels, river crossings, structural, industrial and construction. The Tubular Products Group operates a state of the art electric resistance weld mill facility. The Tubular Products portfolio serves a wide-range of markets and its quality certified pipe and tube products are good for applications including: oil and gas, structural industrial, fire protection, low pressure and agricultural. The Company is headquartered in Vancouver, Washington and has manufacturing facilities in the United States and Mexico.

For more information, visit www.nwpipe.com.

Contact:

Yvonne Green

(360) 397-6279

ygreen@nwpipe.com